INVESTMENT SUBADVISORY AGREEMENT

dated September 19, 2017, as amended and restated June 13, 2018 between Two Roads Shared Trust, Regents Park Funds, LLC and Anfield Capital Management, LLC

EXHIBIT A

As amended: June 28, 2022

Fund	Investment Advisory Fee	Effective Date
Anfield Diversified Alternatives ETF	0.70%	September 19, 2017
Anfield Universal Fixed Income ETF	0.65%	June 13, 2018
Anfield U.S. Equity Sector Rotation ETF	0.70%	November 17, 2019
Anfield Dynamic Fixed Income ETF	0.70%	November 17, 2019
Anfield Capital Management Extended Yield ETF	0.70%	March 4, 2020
APEX Global Healthcare ETF	0.68%	June 28, 2021
Regents Park Hedged Market Strategy ETF*	0.68%*	February 2, 2022

* With respect to the Regents Park Hedged Market Strategy ETF (the “Hedged Market Strategy ETF”), the Sub-Adviser has agreed to waive some or all of the Investment Advisory Fee payable to it from the Adviser to reimburse the Adviser in connection with the Adviser’s payment of the expenses and liabilities of the Hedged Market Strategy ETF

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the effective date above written.

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Exhibit A

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: Vice President

ANFIELD CAPITAL MANAGEMENT, LLC

By: /s/ David Young

Name: David Young

Title: Chief Executive Officer

REGENTS PARK FUNDS, LLC

By: /s/ David Young

Name: David Young

Title: Chief Executive Officer